Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the Class A common stock, par value $0.001 per share, of Clearwater Analytics Holdings, Inc. (the “Company,” “we,” “our” and “us”), which is the only security of our Company that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following also contains a description of the Company’s Class B common stock, par value $0.001 per share, Class C common stock, par value $0.001 per share, and Class D common stock, par value $0.001 per share, which are not registered pursuant to Section 12 of the Exchange Act but are described below to assist investors’ understanding of the material terms of our Class A common stock, par value $0.001 per share.

The following description does not purport to be complete. For a complete description of our common stock, please refer to our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”), and Amended and Restated Bylaws (our “Bylaws”). This description is qualified in its entirety by reference to these documents, each of which is included as an exhibit to the Annual Report on Form 10-K (the “Annual Report”), of which this exhibit is a part, and the text of the relevant provisions of the Delaware General Corporation Law (the “DGCL”).

Authorized Capitalization

Our authorized capital stock consists of 1,500,000,000 shares of Class A common stock, par value $0.001 per share (the “Class A common stock”); 500,000,000 shares of Class B common stock, par value $0.001 per share (the “Class B common stock”); 500,000,000 shares of Class C common stock, par value $0.001 per share (the “Class C common stock”); 500,000,000 shares of Class D common stock, par value $0.001 per share (the “Class D common stock”); and 100,000,000 shares of preferred stock, par value $0.001 per share (the “preferred stock”). Holders of our common stock are entitled to the following rights.

Class A Common Stock

Voting Rights

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of shares of our Class A common stock vote together with holders of our Class B common stock, Class C common stock and Class D common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our Certificate of Incorporation or as otherwise required by applicable law or our Certificate of Incorporation.

Dividend Rights

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Liquidation Rights

Upon our liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our Class A common stock and Class D common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock.

DOCVARIABLE Cus_DocIDValue \* MERGEFORMAT KE 94372269.4

Other Matters

Our Certificate of Incorporation does not entitle holders of our Class A common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class A common stock. All outstanding shares of our Class A common stock are fully paid and nonassessable.

Class B Common Stock

Voting Rights.

Each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally. Holders of shares of our Class B common stock vote together with holders of our Class A common stock, Class C common stock and Class D common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our Certificate of Incorporation or as otherwise required by applicable law or our Certificate of Incorporation.

Issuance of Shares.

Shares of Class B common stock are issued from time to time only to the extent necessary to maintain a one-to-one ratio between the number of common units of CWAN Holdings, LLC (the “LLC Interests”) held by the Other Continuing Equity Owners (as defined in our Annual Report) and the number of shares of our Class B common stock issued to such Other Continuing Equity Owners. Shares of Class B common stock are transferable only together with an equal number of LLC Interests. Only Permitted Transferees (as defined in our Annual Report) of LLC Interests held by the Other Continuing Equity Owners will be Permitted Transferees of Class B common stock. Each share of Class B common stock and accompanying LLC Interest is required to be converted into one share of Class A common stock immediately prior to any sale or other transfer of such share by an Other Continuing Equity Owner or any of its affiliates or Permitted Transferees to a non-Permitted Transferee.

Dividend and Distribution Rights.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation.

Exchange Rights.

Each share of our Class B common stock will be redeemed and canceled by us if the holder exchanges one LLC Interest and such share of Class B common stock for one share of Class A common stock pursuant to the terms of the Third Amended and restated Limited Liability Company Agreement of CWAN Holdings, LLC (the “LLC Agreement”). At our option, we may issue cash upon such exchange instead of Class A common stock.

Conversion.

Each share of our Class B common stock transferred to a non-Permitted Transferee will automatically convert into a share of our Class A common stock immediately prior to such transfer.

Other Matters.

Our Certificate of Incorporation does not entitle holders of our Class B common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class B common stock. All outstanding shares of our Class B common stock are fully paid and nonassessable.

DOCVARIABLE Cus_DocIDValue \* MERGEFORMAT KE 94372269.4

Class C Common Stock

Voting Rights.

Each share of our Class C common stock entitles its holders to ten votes per share on all matters presented to our stockholders generally. Holders of shares of our Class C common stock vote together with holders of our Class A common stock, Class B common stock and Class D common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our Certificate of Incorporation or as otherwise required by applicable law or our Certificate of Incorporation.

Issuance of Shares.

Shares of Class C common stock are issued from time to time only to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by Welsh, Carson, Anderson & Stowe, Warburg Pincus LLC, Permira Advisers LLC and their affiliates (collectively, the “Principal Equity Owners”) and the number of shares of our Class C common stock issued to the Principal Equity Owners. Shares of Class C common stock are transferable only together with an equal number of LLC Interests. Only Permitted Transferees of LLC Interests held by the Principal Equity Owners will be permitted transferees of Class C common stock. Each share of Class C common stock and accompanying LLC Interest is required to be converted into one share of Class A common stock immediately prior to any sale or other transfer of such share by a Principal Equity Owner or any of its affiliates or permitted transferees to a non-permitted transferee.

Dividend and Distribution Rights.

Holders of our Class C common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation.

Exchange Rights.

Each share of our Class C common stock will be redeemed and canceled by us if the holder exchanges one LLC Interest and such share of Class C common stock for one share of Class A common stock or, if requested by a Principal Equity Owner, Class D common stock, pursuant to the terms of the LLC Agreement. At our option, we may issue cash upon an exchange of Class C common stock for Class A common stock, instead of such Class A common stock.

Conversion.

Shares of our Class C common stock may be exchanged at any time, at the option of the holder, for newly issued shares of our Class B common stock, on a one-for-one basis (in which case their shares of our Class C common stock will be cancelled on a one-for-one basis upon any such issuance). Each share of our Class C common stock will automatically convert into a share of our Class B common stock upon the earlier of (i) the date that affiliates of Welsh, Carson, Anderson & Stow (“Welsh Carson”) own less than 5% of our common stock and (ii) the date that is seven years following our IPO (as defined in our Annual Report). Each share of our Class C common stock transferred to a non-permitted transferee will automatically convert into a share of our Class A common stock immediately prior to such transfer.

Other Matters.

Our Certificate of Incorporation does not entitle holders of our Class C common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class C common stock. All outstanding shares of our Class C common stock are fully paid and nonassessable.

DOCVARIABLE Cus_DocIDValue \* MERGEFORMAT KE 94372269.4

Class D Common Stock

Voting Rights.

Holders of shares of our Class D common stock are entitled to ten votes for each share held of record on all matters presented to our stockholders generally. Holders of shares of our Class D common stock vote together with holders of our Class A common stock, Class B common stock and Class C common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our Certificate of Incorporation or as otherwise required by applicable law or our Certificate of Incorporation.

Dividend Rights.

Holders of shares of our Class D common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Liquidation Rights.

Upon our liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our Class A common stock and Class D common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock.

Conversion.

Shares of our Class D common stock may be exchanged at any time, at the option of the holder, for newly issued shares of our Class A common stock, on a one-for-one basis (in which case their shares of our Class D common stock will be cancelled on a one-for-one basis upon any such issuance). Each share of Class D common stock is required to be converted into one share of Class A common stock immediately prior to any sale or other transfer of such share by a Principal Equity Owner or any of its affiliates or permitted transferees to a non-permitted transferee. Each share of our Class D common stock will automatically convert into a share of our Class A common stock upon the earlier of (i) the date that affiliates of Welsh Carson own less than 5% of our common stock and (ii) the date that is seven years following our IPO.

Other Matters.

Our Certificate of Incorporation does not entitle holders of our Class D common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class D common stock. All outstanding shares of our Class D common stock are fully paid and nonassessable.

Authorized but Unissued Preferred Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange (the “NYSE”), which would apply as long as our Class A common stock is listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the combined voting power of our Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans.

DOCVARIABLE Cus_DocIDValue \* MERGEFORMAT KE 94372269.4

Unless required by law or by any stock exchange on which our common stock may be listed, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our Certificate of Incorporation authorizes our board of directors to establish, from time to time, the number of shares to be included in each series of preferred stock, and to fix the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each series of preferred stock, and any of its qualifications, limitations or restrictions. Our board of directors is also able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series of preferred stock then outstanding, without any further vote or action by the stockholders.

The existence of unissued and unreserved common stock or preferred stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Antitakeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws could make the acquisition of our Company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interests, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our board of directors.

Multi-class Common Stock Structure

Holders of shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law or our Certificate of Incorporation. Each share of our Class A common stock entitles its holder to one vote per share, each share of our Class B common stock entitles its holder to one vote per share, each share of our Class C common stock entitles its holder to ten votes per share and each share of our Class D common stock entitles its holder to ten votes per share on all matters presented to our stockholders generally.

Authorized but Unissued Shares; Undesignated Preferred Stock

The authorized but unissued shares of our common stock will be available for future issuance without stockholder approval except as required by law or by any stock exchange on which our common stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our board of directors may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our board of directors. The existence of authorized but unissued shares of common stock or preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Board Classification

Our Certificate of Incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our Certificate of Incorporation and Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors.

DOCVARIABLE Cus_DocIDValue \* MERGEFORMAT KE 94372269.4

No Cumulative Voting

Our Certificate of Incorporation provides that stockholders are not permitted to cumulate votes in the election of directors.

Special Meetings of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called, prior to the date on which the Principal Equity Owners, collectively or singly, cease to beneficially own shares of our common stock representing at least 50% of the voting power of our common stock (the “Trigger Event”), only by or at the direction of our board of directors or our Chairman at the request of holders of not less than a majority of the combined voting power of our Class A common stock, Class B common stock, Class C common stock and Class D common stock and, from and after the Trigger Event, only by or at the direction of our board of directors or our Chairman.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation precludes stockholder action by written consent from and after the Trigger Event.

Advance Notice Requirements for Stockholder Proposals and Nomination of Directors

Our Bylaws require stockholders seeking to bring business before an annual meeting of stockholders or to nominate individuals for election as directors at an annual or special meeting of stockholders to provide timely notice in writing. To be timely, a stockholder’s notice needs to be sent to and received by our Secretary both (1) at our principal executive offices by hand delivery, overnight courier service, or by certified or registered mail, return receipt required, and (2) by electronic mail, as provided in our Bylaws, no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 70 days after the anniversary of the immediately preceding annual meeting of stockholders, or if no annual meeting was held in the preceding year, such notice will be timely only if received no earlier than the close of business on the 120th day prior to the annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the date on which a public announcement of the date of the annual meeting was made by us. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the potential acquiror’s own slate of directors or otherwise attempting to obtain control of our Company.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our Certificate of Incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our Certificate of Incorporation provides that from and after the Trigger Event, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of common stock of our Company entitled to vote thereon. Under that certain Stockholders Agreement, dated as of September 28, 2021, by and among our Company and the Principal Equity Owners (the “Stockholders’ Agreement”), prior to the Trigger Event, directors nominated by a Principal Equity Owner and serving as a director shall not be removed by the other Principal Equity Owners without cause. In addition, our Certificate of Incorporation also provides that from and after the Trigger Event, any newly created directorship on our board of directors that results from an increase in the number of directors and any vacancy occurring in our board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

DOCVARIABLE Cus_DocIDValue \* MERGEFORMAT KE 94372269.4

Supermajority Provisions

Our Certificate of Incorporation and Bylaws provide that our board of directors is expressly authorized to alter, amend, rescind or repeal, in whole or in part, our Bylaws without a stockholder vote in any matter not inconsistent with Delaware law and our Certificate of Incorporation. From and after the Trigger Event, in addition to any vote of the holders of any class or series of capital stock of our Company required therein, our Bylaws or applicable law, any amendment, alteration, rescission or repeal of our Bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our Certificate of Incorporation provides that the following provisions in our Certificate of Incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class:

•
the provision requiring a 66 2/3% supermajority vote for stockholders to amend our Bylaws;
•
the provisions providing for a classified board of directors (the election and term of our directors);
•
the provisions regarding removal of directors;
•
the provisions regarding stockholder action by written consent;
•
the provisions regarding calling special meetings of stockholders;
•
the provisions regarding filling vacancies on our board of directors and newly created directorships;
•
the provisions regarding competition and corporate opportunities;
•
the provisions regarding Section 203 of the DGCL;
•
the provisions eliminating monetary damages for breaches of fiduciary duty by a director and governing forum selection; and
•
the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

Section 203 of the Delaware General Corporation Law

Section 203 of the DGCL provides that, subject to certain stated exceptions, a corporation may not engage in a business combination with any “interested stockholder” (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

•
prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

DOCVARIABLE Cus_DocIDValue \* MERGEFORMAT KE 94372269.4

•
at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

An “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person.

We have opted out of Section 203 of the DGCL; however, our Certificate of Incorporation contains substantially similar provisions. Our Certificate of Incorporation provides that our Principal Equity Owners and their affiliates and any of their respective direct or indirect transferees, and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

New York Stock Exchange Listing

Our Class A common stock is listed on the NYSE under the symbol “CWAN.”

DOCVARIABLE Cus_DocIDValue \* MERGEFORMAT KE 94372269.4